Exhibit 2.1

AMENDMENT NO. 1

TO

PURCHASE AND SALE AGREEMENT

This AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT, dated as of June 26, 2017 (this “Amendment”), amends that certain Purchase and Sale Agreement, dated as of June 13, 2017 (the “Agreement”), by and between Stewart & Stevenson LLC, a Delaware limited liability company, and Kirby Corporation, a Nevada corporation.  Capitalized terms used in this Amendment and not otherwise defined have the meaning ascribed to such terms in the Agreement.

AGREEMENTS

Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Section 1.1          Amendment to Section 5.13.  Section 5.13 is hereby deleted in its entirety and replaced with the following:  “[INTENTIONALLY OMITTED]”.

Section 1.2          Full Force and Effect.  The Agreement, as amended by this Amendment, remains in full force and effect and is binding upon and enforceable among the Parties in accordance with its terms.

Section 1.3          Counterparts; Facsimile.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile or PDF copies hereof or signature hereon shall, for all purposes, be deemed originals.

[Signatures Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER:

STEWART & STEVENSON LLC

By:	/s/ Hushang Ansary
Name:	Hushang Ansary
Title:	Executive Chairman

BUYER:

KIRBY CORPORATION

By:	/s/ Joseph H. Pyne
Name:	Joseph H. Pyne
Title:	Chairman